Confidential

November 17, 2022
Mark Arnold
[*]

Re:     Separation from Employment
Dear Mark:
This letter agreement (this “Letter Agreement”) sets forth the mutual understanding by and between you and MarketWise, Inc. and MarketWise, LLC (collectively with their subsidiaries and affiliates, the “Company”) regarding your separation from employment with the Company. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in that certain Employment Agreement dated as of December 1, 2019 by and between you and the Company (the “Employment Agreement”).
1.     Separation Date. You and the Company agree that your employment with the Company will terminate on November 17, 2022 (the “Separation Date”) and, effective as of the Separation Date, you will resign from all director and officer positions with the Company and any subsidiaries and affiliates thereof.
2.     Severance Payment. Notwithstanding anything to the contrary in the Employment Agreement, in consideration for and subject to (i) your compliance with the terms of this Letter Agreement, (ii) your execution and non-revocation of the release of claims agreement attached hereto as Exhibit A (the “Release”) in accordance with its terms, and (iii) your continued compliance with the covenants set forth in Section 4 of the Employment Agreement (the “Restrictive Covenants”) in accordance with their terms (which you hereby reaffirm and acknowledge and agree remain in full force and effect, including a one (1) year Non-Compete Term beginning on the Separation Date and perpetual confidentiality and non-disparagement obligations), you shall be entitled to receive a lump-sum cash payment of $8,510,225, less applicable withholdings and deductions (the “Severance Payment”), which Severance Payment shall be payable on the first regular payroll date of the Company following the Effective Date (as defined in the Release).
3.    Return of Company Property. You agree that by no later than November 23, 2022, you shall return to the Company, in good condition, all property of the Company, including without limitation, computer and communication equipment, keys, access cards and codes, credit and payment cards, and the originals and all copies (whether in hard-copy or electronic form) of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any Confidential Information.
4.    Company Covenants.
    (a)    Release of Claims. The Company and (solely to the extent of their ability to assert claims on behalf of the Company) its owners, shareholders, officers, directors, partners, employees, representatives and agents (collectively, the “Company Releasors”) voluntarily

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release and discharge you generally from all known or suspected claims, demands, actions, suits, damages, debts, judgments and liabilities of every name and nature in law or in equity in connection with your services, and all of the Company’s dealings, transactions and events involving you, in each case arising on or before the date the Company signs this Letter Agreement; provided that nothing in this release shall (i) apply to claims that cannot be released as a matter of law or (ii) limit the Company’s ability to pursue claims under this Letter Agreement or with respect to any claim (including without limitation claims pursuant to the Employment Agreement) that arise in whole or in part after the date the Company signs this Letter Agreement.
    (b)    Non-Disparagement. The Company agrees to instruct its current executive officers and the current members of its Board of Directors not to make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning you.
    (c)    D&O Coverage. The Company acknowledges that you shall remain covered by the Company’s liability insurance policies applicable to directors, officers, employees, agents or fiduciaries, in connection with your positions as the Company’s Chief Executive Officer and Chairman of the Board of Directors for the decisions and actions you have taken on behalf of the Company within the scope of such positions, subject to exclusions and limitations under such policy, including for intentionally dishonest conduct, fraud and willful violations of laws.
5.    Further Assurances. In order to effectuate the foregoing, you agree to execute any additional documents and to take such further actions as may reasonably be requested by the Company.
6.    Entire Agreement. This Letter Agreement sets forth the entire agreement between you and the Company with respect to the subject matter set forth herein and supersedes and replaces any and all prior oral or written agreements or understandings between you and the Company concerning the terms of your separation from the Company and the severance payable in connection with your termination of employment; provided that Sections 3(b) and (c), 4, 5, 8, 11-13, 15, 16 and 19-26 of the Employment Agreement shall survive the termination of your employment with the Company. This Letter Agreement may be amended only by a subsequent writing signed by both parties. You represent that you have signed this Letter Agreement voluntarily.
[signature page follows]

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    Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to me. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement and the accompanying Release in their entirety; fully understand and agree to their terms and provisions; and intend and agree that this Letter Agreement is final and legally binding on you and the Company. This Letter Agreement shall be governed and construed under the internal laws of the State of Maryland and may be executed in several counterparts.

Very truly yours,

/s/ Gary Anderson
Gary Anderson
General Counsel

Agreed, Acknowledged and Accepted:

/s/ Mark Arnold
Mark Arnold

Date:	11/22/2022

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EXHIBIT A

RELEASE
THIS RELEASE (this “Release”) is dated November 22, 2022, by Mark Arnold (“Employee”) in favor of the Releasees (as defined below).

WHEREAS, pursuant to the Letter Agreement Re: Separation from Employment (the “Letter Agreement”), by and between Employee and MarketWise, Inc. and MarketWise, LLC (collectively with their subsidiaries and affiliates, the “Company”), dated November 17, 2022, the Company has agreed to pay Employee the consideration described in the Letter Agreement (the “Severance”), subject to the terms and conditions described in the Letter Agreement.

WHEREAS, pursuant to the Letter Agreement, Employee is required to execute and not revoke this Release as provided in the Letter Agreement in order to receive the Severance.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Employee agrees as follows:

1.    Release in Full of All Claims. In exchange for the Severance and other good and valuable consideration as provided in accordance with the terms of the Letter Agreement, Employee, for himself, his agents, attorneys, heirs, administrators, executors, assigns, and other representatives, and anyone acting or claiming on his or their joint or several behalf, hereby releases, waives, and forever discharges the Company, including its past or present employees, officers, directors, managers, trustees, board members, stockholders, agents, affiliates, parent entity(ies), subsidiaries, successors, assigns, and other representatives, and anyone acting on their joint or several behalf (the “Releasees”), from any and all known and unknown claims, causes of action, demands, damages, costs, expenses, liabilities, or other losses arising on or prior to the date Employee signs this Release, including, but not limited to, those that in any way arise from, grow out of, or are related to Employee’s employment with the Company or any of its affiliates and subsidiaries or the termination thereof. By way of example only and without limiting the immediately preceding sentence, Employee agrees that he is releasing, waiving, and discharging any and all claims against the Company and the Releasees under (a) any federal, state, or local employment law or statute, including, but not limited to, Title VII of the Civil Rights Act(s) of 1964 and 1991, Section 1981 of the Civil Rights Act of 1870, the Employee Retirement Income Security Act, the Americans with Disabilities Act (the “ADA”), the Age Discrimination in Employment Act (the “ADEA”), the Family and Medical Leave Act (the “FMLA”), the Worker Adjustment and Retraining Notification Act(“WARN”), the Uniformed Services Employment and Reemployment Rights Act (the “USERRA”), applicable state civil rights law(s), or (b) any federal, state or municipal law, statute, ordinance or common law doctrine regarding (i) the existence or breach of oral or written contracts of employment, (ii) negligent or intentional misrepresentations, (iii) promissory estoppel, (iv) interference with contract or employment, (v) defamation or damage to business or personal reputation, (vi) assault and battery, (vii) negligent or intentional infliction of emotional distress, (viii) unlawful discharge in violation of public policy, (ix) discrimination, (x) retaliation, (xi) wrongful discharge, (xii) harassment, (xiii) whistleblowing, (xiv) breach of implied covenant of good faith, or (xv) claims under any of the Releasees’ policies or practices.

Notwithstanding the foregoing, Employee does not: (A) give up his right to any benefits to which he is entitled under any retirement plan of the Company that is intended to be qualified under Section 40l(a) of the Code, (B) give up his rights, if any, under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), (C) give up his rights to any monetary award from a government-administered whistleblower award program, such as that offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, (D) give up his rights to enforce the terms of the Letter Agreement and this Release, (E) give up his rights to any claims in respect of his equity interests in the Company and/or (F) release any claims to challenge the validity of this release under the ADEA or any claims that Employee cannot waive by operation of law. Nothing contained herein shall be construed to prohibit Employee from filing a charge with or participating in any investigation by the Equal Employment Opportunity Commission (the “EEOC”) or

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any other governmental or administrative agency or participating in investigations by that entity or any other governmental or administrative agency. However, Employee acknowledges that the release he executes herein waives his right to seek or accept individual remedies or monetary damages in any such action or lawsuit arising from such charges or investigations, including, but not limited to, back pay, front pay, or reinstatement. Employee further agrees that if any person, organization, or other entity should bring a claim against the Releasees involving any matter covered by this Release, Employee will not accept any personal relief in any such action, including damages, attorneys’ fees, costs, and all other legal or equitable relief.

2.    Assistance to Others. Employee agrees not to assist or cooperate, in any way, directly or indirectly, with any person, entity or group (other than the EEOC or other governmental or administrative agency) involved in any proceeding, inquiry or investigation of any kind or nature against or involving the Company or any of the Releasees, except as required by law, subpoena or other compulsory process.

Moreover, Employee agrees that to the extent he is compelled to cooperate with such third parties, he shall disclose to the Company in advance that he intends to cooperate and shall disclose the manner in which he intends to cooperate. Further, Employee agrees that within three (3) days after such cooperation, he will meet with representatives of the Company and disclose the information that he provided to the third party. This Section is to be broadly construed and is to include conversations, informal comments, confirmations, suggestions or advice of any type to third parties, their counsel or their advisors. Further, if Employee is legally required to appear or participate in any proceeding that involves or is brought against the Company or the Releasees, Employee agrees to disclose to the Company in advance what he plans to say or produce and otherwise cooperate fully with the Company or the Releasees; however, nothing in this Release is intended to require Employee to notify the Company in advance of any communication with or disclose what he plans to say to the EEOC, the Securities and Exchange Commission (SEC) or any other governmental or administrative agency.

3.    No Admission of Wrongful Conduct. Employee hereby acknowledges and agrees that, by the Company providing the consideration described above and entering into this Release, the Company, including its past or present employees, officers, managers, directors, trustees, board members, stockholders, agents, affiliates, subsidiaries, parent corporations, successors, assigns, or other representatives, and the Releasees are not admitting any unlawful or otherwise wrongful conduct or liability to Employee or his heirs, executors, administrators, assigns, agents, or other representatives. Employee and the Company further understand and agree that the Employment Agreement and this Release shall not be admissible as evidence in any court or administrative proceeding, except that either party may submit the Employment Agreement and this Release to any appropriate forum in the event of an alleged breach of the Employment Agreement and this Release or a claim by either party concerning the enforceability or interpretation of the Employment Agreement and this Release.

4.    Arbitration and Damages in Case of Breach. Any and all disputes arising out of or in any way relating to this Release shall be submitted to binding arbitration before a panel mutually agreed to by the parties and conducted in accordance with the Rules of the American Arbitration Association.

Any breach of this Release by Employee or the Company shall entitle the other party to recover (a) any and all amounts paid pursuant to this Release, plus (b) any actual damages that the Company or Employee can establish resulted or will result from such breach, upon a showing to a binding arbitration panel mutually agreed to by the parties and conducted in accordance with the Rules of the American Arbitration Association. The costs of any such proceeding, including reasonable attorneys’ fees, shall be paid by the non-prevailing party. This Section shall not apply to any claim filed by Employee with the EEOC, SEC or other governmental or administrative agencies, including an action concerning the enforceability of this Release.

5.    ADEA/OWBPA Waiver & Acknowledgment. Employee understands that the release set forth herein includes a release of any claims he may have under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., against any of the Releasees that may have existed on or prior to the date upon which Employee executes this Release. Employee understands that the ADEA is a federal statute that prohibits discrimination on the basis of age. Employee wishes to waive any and all claims under the

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ADEA that Employee may have against any of the Releasees as of the date upon which Employee executes this Release, and hereby waives such claims. Employee understands that any claims under the ADEA that may arise after the date this Release is executed by Employee are not waived. Employee acknowledges that he is receiving consideration for the waiver of any and all claims under the ADEA to which he is not already entitled.

Employee, pursuant to and in compliance with the rights afforded him under the Older Workers Benefit Protection Act: (a) is advised to consult with an attorney before executing this Release; (b) has, at his option, at least twenty-one (21) days to consider this Release; (c) may revoke this Release at any time within the seven (7) day period following his execution of this Release (the “Revocation Period”); (d) is advised that this Release shall not become effective or enforceable until the Revocation Period has expired; and (e) is advised that he is not waiving claims that may arise after the date on which he executes this Release.

Employee may revoke this Release by delivering a written notice of revocation to Gary Anderson, General Counsel at MarketWise, Inc. 1125 N. Charles St. Baltimore, MD 21201 or by email at [*]. For this revocation to be effective, such written notice must be received by such person, at the address set forth above no later than the close of business on the seventh (7th) day after Employee signs this Release. If this Release is not revoked within the Revocation Period, this Release will become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”). Employee understands and acknowledges that if he revokes this Release within the Revocation Period, Employee will not receive any Severance and will be required to repay any Severance previously paid.

6.    Governing Law. This Release shall in all respects be interpreted, construed and governed by and in accordance with the internal substantive laws of the State of Maryland.

7.    Severability. Should any provision of this Release be declared or be determined by any court to be invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said invalid part, term or provision shall be deemed not to be part of this Release. The waiver of a breach of any of the provisions of this Release shall not operate or be construed as a waiver of any other provision of this Release or a waiver or any subsequent breach of the same provision. Notwithstanding the foregoing, if this Release is invalidated, the Letter Agreement is nullified in its entirety and the Company shall have no obligation under the Letter Agreement.

8.    Voluntary Execution. Employee acknowledges that he is executing this Release voluntarily and of his own free will and that he fully understands and intends to be bound by the terms of this Release. Further, Employee acknowledges that he has received a copy of this Release on November 17, 2022 and has had an opportunity to carefully review this Release with his attorney prior to executing it or warrants that he chooses not to have his attorney review this Release prior to signing. Employee will be responsible for any attorneys’ fees incurred in connection with the review of this Release by his attorneys. This Release may be executed in counterparts and by signatures transmitted by fax or email. Employee acknowledges that this Release may not be executed prior Employee’s last day of employment, and if Employee executes the Release prior to his last day of employment, it is null and void. The offer to enter into this Release shall remain open for twenty-one (21) days following Employee’s last day of employment, after which time it shall be deemed withdrawn without further action or notice by the Company. Employee will not receive any Severance if this Release is not executed on or prior to the twenty-first (21st) day following his last day of employment and will be required to repay any Severance previously paid.

9.    No Assignment of Claims. Employee hereby represents and warrants that he has not previously assigned or purported to assign or transfer to any person or entity any of the claims or causes of action herein released.

10.    Successors and Assigns. This Release shall bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations

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hereunder without the prior written consent of the other party. Employee hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

[SIGNATURE ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, Employee has executed and delivered this Release on the date set forth below.

Dated:	11/22/2022	/s/ Mark Arnold
Mark Arnold